 Exhibit 24
CONFIRMING STATEMENT

This Statement confirms that the undersigned, Paul Licursi, has authorized and designated each of Robert Lande and David S. Sassoon to execute and file on behalf of the undersigned  (both  in the undersigned’s individual capacity and as a manager of Long Ridge FXCM Equity Partners, LLC (the “Long Ridge FXCM LLC”)) , all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned, the Long Ridge FXCM LLC or Long Ridge FXCM, L.P. (the “Long Ridge LP”) may be required to file with the U.S. Securities and Exchange Commission as a result of any of their ownership of or transactions in securities of FXCM Inc. The authority of Robert Lande and David S. Sassoon under this Statement shall continue until the undersigned, Long Ridge FXCM LLC and the Long Ridge LP are no longer required to file Forms 3, 4, and 5 with regard to their respective ownership of or transactions in securities of FXCM Inc., unless earlier revoked in writing. The undersigned acknowledges that Robert Lande and David S. Sassoon are not assuming any of the undersigned, Long Ridge FXCM LLC or the Long Ridge LP’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Paul Licursi, individually and as [manager] of Long Ridge FXCM Equity Partners, LLC, individually and as general partner of Long Ridge FXCM, L.P.

By: /s/Paul Licursi
Name: Paul Licursi
Date: January 23, 2012
Cowley Corporation